UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

               Commission File Number          333-127834
                                      --------------------------------------

                      	CITIGROUP MORTGAGE LOAN TRUST INC.
            (as Depositor) under the Pooling and Servicing Agreement,
            dated as November 1, 2005 providing for the issuance of
                Asset-Backed Pass-Through Certificates, Series 2005-HE4
----------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                              c/o Citibank, N. A.
	                      399 Park Avenue
	                      New York, N. Y.  10043
	                      (212) 816 - 5680
----------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Class A-2A, Class A-2B, Class A-2C, Class A-2D, Class M-1, Class M-2,
Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10
----------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                   None
----------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(i)  [X]
Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                  Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice
date:   33
      ----------

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 26, 2006          By: /s/   Jennifer McCourt
      -----------------------           ----------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.